Exhibit 5
LAW OFFICES
Baker, Donelson, Bearman, Caldwell & Berkowitz
A PROFESSIONAL CORPORATION
FIRST TENNESSEE BUILDING
165 MADISON AVENUE
SUITE 2000
Memphis, Tennessee 38103
(901) 526-2000
FACSIMILE
(901) 577-2303
June 22, 2010
Wright Medical Group, Inc.
5677 Airline Road
Arlington, Tennessee 38002
Ladies and Gentlemen:
     We have acted as counsel for Wright Medical Group, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (a) an additional 700,000 shares of common stock, $0.01 par value per share, of the Company (the “Incentive Plan Shares”) that are available for issuance pursuant to awards granted under the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Plan”), and (b) 65,000 shares (the “Inducement Grant Shares”) that are available for issuance pursuant to an Inducement Stock Option Grant Agreement (as described in the Registration Statement) by the Company (the “Inducement Grant Shares”, and together with the Incentive Plan Shares, the “Shares”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K and the instructions to Form S-8.
     We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion. In rendering this opinion, we have relied as to certain matters on statements, representations and other information obtained from public officials, officers of the Company, and other sources believed by us to be reliable. For purposes of Opinion 2 expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.
     On the basis of the foregoing, we are of the opinion that:
1.	The Company is a corporation duly incorporated and existing under the laws of the State of Delaware.
2.	The Shares that may be issued and sold from time to time in accordance with the Plan or the Inducement Stock Option Grant Agreement have been duly authorized, and, when issued, sold and paid for in accordance with the Plan or the Inducement Stock Option Grant Agreement, as applicable, will be validly issued, fully paid and non-assessable.
     The foregoing opinion, with your concurrence, is predicated on and qualified in its entirety by the following:

A.	The foregoing opinion is limited to the federal laws of the United States of America and the corporate laws of the State of Delaware, and we are not expressing any opinion as to the effect of the laws of any other jurisdiction.
B.	We express no opinion as to the effect of any provision of the Plan, the agreements pursuant to which awards are granted under the Plan or the inducement grant, or any law, rule or regulation (1) providing the Company with any right to repurchase the Shares under certain circumstances or (2) obligating any participant in the Plan to reimburse the Company for the Shares or any profits realized from the sale of the Shares under certain circumstances.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation
By:	/s/ Beverly Sanders Gates
Beverly Sanders Gates
Authorized Representative